FB Financial Corporation Reports Fourth Quarter 2024 Financial Results
Reports Q4 Diluted EPS of $0.81, Adjusted Diluted EPS* of $0.85
NASHVILLE, TENNESSEE—January 21, 2025-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $37.9 million, or $0.81 per diluted common share, for the fourth quarter of 2024, compared to $0.22 in the previous quarter and $0.63 in the fourth quarter of last year. Adjusted net income* was $39.8 million, or $0.85 per diluted common share, compared to $0.86 in the previous quarter and $0.77 in the fourth quarter of last year.
The Company ended the fourth quarter with loans held for investment (“HFI”) of $9.60 billion compared to $9.48 billion at the end of the previous quarter, a 5.22% annualized increase, and $9.41 billion at the end of the fourth quarter of last year, a 2.06% increase. Deposits were $11.21 billion as of December 31, 2024, compared to $10.98 billion as of September 30, 2024, an 8.49% annualized increase, and $10.55 billion as of December 31, 2023, a 6.28% increase. Net interest margin (“NIM”) was 3.50% for the fourth quarter of 2024, compared to 3.55% in the prior quarter and 3.46% in the fourth quarter of 2023. The Company ended the quarter with book value per common share of $33.59 and tangible book value per common share* of $28.27.
President and Chief Executive Officer, Christopher T. Holmes stated, “The Company continued producing both deposit and loan growth during the quarter, resulting in increased net interest income. The growth came with an improved GAAP return on average assets of 1.14% and an adjusted pre-tax, pre-provision return on average assets* of 1.80%. Our strong financial position and operating momentum position us well moving into 2025.”

				Annualized
(dollars in thousands, except share data)	Dec 2024	Sep 2024	Dec 2023	Dec 24 / Sep 24 % Change	Dec 24 / Dec 23 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,538,008	$1,567,922	$1,471,973	(7.59)%	4.49%
Loans held for sale	126,760	103,145	67,847	91.1%	86.8%
Loans HFI	9,602,384	9,478,129	9,408,783	5.22%	2.06%
Allowance for credit losses on loans HFI	(151,942)	(156,260)	(150,326)	(11.0)%	1.07%
Total assets	13,157,482	12,920,222	12,604,403	7.31%	4.39%
Interest-bearing deposits (non-brokered)	8,625,113	8,230,867	8,179,430	19.1%	5.45%
Brokered deposits	469,089	519,200	150,475	(38.4)%	211.7%
Noninterest-bearing deposits	2,116,232	2,226,144	2,218,382	(19.6)%	(4.60)%
Total deposits	11,210,434	10,976,211	10,548,287	8.49%	6.28%
Borrowings	176,789	182,107	390,964	(11.6)%	(54.8)%
Allowance for credit losses on unfunded commitments	6,107	6,042	8,770	4.28%	(30.4)%
Total common shareholders’ equity	1,567,538	1,562,329	1,454,794	1.33%	7.75%
Book value per common share	$33.59	$33.48	$31.05	1.31%	8.18%
Tangible book value per common share*	$28.27	$28.15	$25.69	1.70%	10.0%
Total common shareholders’ equity to total assets	11.9%	12.1%	11.5%
Tangible common equity to tangible assets*	10.2%	10.4%	9.74%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2024 Financial Supplement.
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FB Financial Corporation
Fourth Quarter 2024 Results

	Three Months Ended
(dollars in thousands, except share data)	Dec 2024	Sep 2024	Dec 2023
Statement of Income Highlights
Net interest income	$108,381	$106,017	$101,088
NIM	3.50%	3.55%	3.46%
Noninterest income (loss)	$21,997	$(16,497)	$15,339
(Loss) gain from securities, net	$—	$(40,165)	$183
Total revenue	$130,378	$89,520	$116,427
Noninterest expense	$73,174	$76,212	$80,200
Early retirement and severance costs	$463	$—	$2,214
Efficiency ratio	56.1%	85.1%	68.9%
Core efficiency ratio*	54.6%	58.4%	61.7%
Pre-tax, pre-provision net revenue	$57,204	$13,308	$36,227
Adjusted pre-tax, pre-provision net revenue*	$59,829	$53,762	$45,390
Provisions for credit losses	$7,084	$1,914	$305
Net charge-offs (recoveries) ratio	0.47%	0.03%	(0.04)%
Net income applicable to FB Financial Corporation	$37,886	$10,220	$29,369
Diluted earnings per common share	$0.81	$0.22	$0.63
Effective tax rate	24.4%	10.3%	18.2%
Adjusted net income*	$39,835	$40,132	$36,152
Adjusted diluted earnings per common share*	$0.85	$0.86	$0.77
Weighted average number of shares outstanding - fully diluted	46,862,935	46,803,330	46,916,939
Returns on average:
Return on average total assets (“ROAA”)	1.14%	0.32%	0.94%
Adjusted*	1.20%	1.25%	1.15%
Return on average shareholders’ equity	9.63%	2.67%	8.41%
Return on average tangible common equity (“ROATCE”)*	11.5%	3.19%	10.3%
Adjusted*	12.2%	12.7%	12.9%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2024 Financial Supplement.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $9.60 billion at the end of the fourth quarter of 2024, compared to $9.48 billion at the end of the prior quarter. Net growth in loans HFI was driven by net increases of $51.1 million in owner occupied commercial real estate loans, $33.4 million in non-owner occupied commercial real estate loans, $16.1 million in residential real estate loans and $13.7 million in consumer and other loans.
The Company reported total deposits of $11.21 billion at the end of the fourth quarter compared to $10.98 billion at the end of the third quarter. Total cost of deposits decreased to 2.70% during the fourth quarter compared to 2.83% in the third quarter of 2024. The decrease in cost was driven by the federal funds rate cuts as the cost of the Company’s indexed deposits moved lower and pricing of other interest-bearing deposits also adjusted lower to align with the rate cuts. Noninterest-bearing deposits were $2.12 billion at the end of the quarter compared to $2.23 billion at the end of the third quarter of 2024, decreasing largely due to a seasonal decline of $57.9 million in mortgage escrow deposits compared to the prior period.
The Company’s net interest income on a tax-equivalent basis increased in the fourth quarter of 2024 to $109.0 million from $106.6 million in the prior quarter. NIM was 3.50% for the fourth quarter of 2024 compared to 3.55% for the previous quarter. NIM was impacted by an increase in the Company’s cash and cash equivalents during the quarter relative to the previous quarter as the Company grew deposits in anticipation of additional loan growth in 2025. The cost of interest-bearing deposits decreased to 3.37% from 3.58% in the previous quarter and the contractual yield on loans HFI decreased to 6.40% from 6.62% in the third quarter of 2024.
Holmes continued, “The Company achieved core deposit growth of 10.8% annualized and loan growth of 5.22% annualized for the quarter. NIM was within our expected range as we built deposits to prepare for expected loan growth. Our focus is customer relationships and we will continue to build the Company by adding and expanding on core banking relationships.”
Noninterest Income
Core noninterest income* was $24.2 million for the fourth quarter of 2024, compared to $24.0 million and $18.7 million for the prior quarter and fourth quarter of 2023, respectively.
Mortgage banking income declined to $10.6 million in the fourth quarter of 2024, compared to $11.6 million in the prior quarter and $8.4 million in the fourth quarter of 2023.
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FB Financial Corporation
Fourth Quarter 2024 Results

Noninterest Expense
Core noninterest expense* during the fourth quarter of 2024 was $72.7 million compared to $76.2 million for the prior quarter and $74.4 million for the fourth quarter of 2023. During the fourth quarter of 2024, the Company’s core efficiency ratio*1 was 54.6%, compared to 58.4% in the previous quarter and 61.7% in the fourth quarter of 2023. Core banking noninterest expense* was $60.7 million for the quarter, compared to $63.3 million in the prior quarter and $62.6 million in the fourth quarter of 2023.
Chief Financial Officer Michael Mettee commented, “Improvement in operating efficiency was a highlight this quarter driven by strong revenue growth and expenses that met expectations.”
Credit Quality
In the fourth quarter, the Company recorded provision expenses of $7.0 million related to loans HFI and $65 thousand related to unfunded loan commitments. The Company had an allowance for credit losses on loans HFI as of the end of the fourth quarter of 2024 of $151.9 million, representing 1.58% of loans HFI compared to $156.3 million, or 1.65% of loans HFI as of September 30, 2024.
The Company had net charge-offs of $11.3 million in the fourth quarter of 2024, representing annualized net charge-offs of 0.47% of average loans HFI, which compares to annualized net charge-offs of 0.03% in the prior quarter and annualized net recoveries of 0.04% in the fourth quarter of 2023. For the year ended December 31, 2024, the Company experienced annualized net charge-offs of $13.1 million, or 0.14% of average loans HFI, compared to annualized net charge-offs of 0.01% for the year ended December 31, 2023. The increase was driven by the charge-off of a single previously reserved commercial and industrial relationship during the fourth quarter of 2024.
The Company’s nonperforming loans HFI as a percentage of total loans HFI decreased to 0.87% as of the end of the fourth quarter of 2024, compared to 0.96% at the previous quarter-end and 0.65% at the end of the fourth quarter of 2023. Nonperforming assets as a percentage of total assets decreased to 0.93% as of the end of the fourth quarter of 2024, compared to 0.99% at the end of the prior quarter and 0.69% as of the end of the fourth quarter of 2023.
Holmes commented, “Annualized net charge-offs for the quarter were 47 basis points due to the charge-off of a relationship that was previously disclosed and had a related specific reserve. Excluding the impact of this charge-off, our allowance for credit losses increased as a percent of loans HFI as we continue to maintain a healthy reserve that keeps us prepared for a full range of economic conditions.”
Capital
The Company continued its capital build in the fourth quarter, resulting in a preliminary total risk-based capital ratio of 15.2%, preliminary common equity tier 1 ratio of 12.8% and tangible common equity to tangible assets ratio* of 10.2%.
Holmes continued, “The Company continues to build capital for organic and strategic opportunities. We are well situated for opportunities or challenges, but are optimistic about a strong economic environment in our markets in 2025.”
Summary
Holmes finalized, “The team finished 2024 with strong revenue growth, managed expenses and a solid balance sheet. We head into 2025 with optimism and momentum.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on January 21, 2025, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 6995872) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through January 28, 2025, by dialing 1-877-344-7529 and entering confirmation code 7270666.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=CYYSGkob. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 77 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FB Financial Corporation has approximately $13.16 billion in total assets.
*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2024 Financial Supplement.

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FB Financial Corporation
Fourth Quarter 2024 Results

MEDIA CONTACT:	FINANCIAL CONTACT:

Dustin Haupt	Michael Mettee
615-370-6737	615-564-1212
dustin.haupt@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Fourth Quarter 2024 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Fourth Quarter 2024 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on January 21, 2025.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (7) the Company’s ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (10) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (11) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (12) the impact, extent and timing of technological changes, (13) concentrations of credit or deposit exposure, (14) the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events, (15) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and/or (16) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties
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FB Financial Corporation
Fourth Quarter 2024 Results

may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated core revenue, consolidated core and segment noninterest expense and consolidated core noninterest income, consolidated core efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s Fourth Quarter 2024 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
Fourth Quarter 2024 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Dec 2024	Sep 2024	Dec 2023
Selected Balance Sheet Data
Cash and cash equivalents	$1,042,488	$951,750	$810,932
Investment securities, at fair value	1,538,008	1,567,922	1,471,973
Loans held for sale	126,760	103,145	67,847
Loans HFI	9,602,384	9,478,129	9,408,783
Allowance for credit losses on loans HFI	(151,942)	(156,260)	(150,326)
Total assets	13,157,482	12,920,222	12,604,403
Interest-bearing deposits (non-brokered)	8,625,113	8,230,867	8,179,430
Brokered deposits	469,089	519,200	150,475
Noninterest-bearing deposits	2,116,232	2,226,144	2,218,382
Total deposits	11,210,434	10,976,211	10,548,287
Borrowings	176,789	182,107	390,964
Allowance for credit losses on unfunded commitments	6,107	6,042	8,770
Total common shareholders’ equity	1,567,538	1,562,329	1,454,794
Selected Statement of Income Data
Total interest income	$186,369	$185,628	$174,835
Total interest expense	77,988	79,611	73,747
Net interest income	108,381	106,017	101,088
Total noninterest income (loss)	21,997	(16,497)	15,339
Total noninterest expense	73,174	76,212	80,200
Earnings before income taxes and provisions for credit losses	57,204	13,308	36,227
Provisions for credit losses	7,084	1,914	305
Income tax expense	12,226	1,174	6,545
Net income applicable to noncontrolling interest	8	—	8
Net income applicable to FB Financial Corporation	$37,886	$10,220	$29,369
Net interest income (tax-equivalent basis)	$109,004	$106,634	$101,924
Adjusted net income*	$39,835	$40,132	$36,152
Adjusted pre-tax, pre-provision net revenue*	$59,829	$53,762	$45,390
Per Common Share
Diluted net income	$0.81	$0.22	$0.63
Adjusted diluted net income*	0.85	0.86	0.77
Book value	33.59	33.48	31.05
Tangible book value*	28.27	28.15	25.69
Weighted average number of shares outstanding - fully diluted	46,862,935	46,803,330	46,916,939
Period-end number of shares	46,663,120	46,658,019	46,848,934
Selected Ratios
Return on average:
Assets	1.14%	0.32%	0.94%
Shareholders’ equity	9.63%	2.67%	8.41%
Tangible common equity*	11.5%	3.19%	10.3%
Efficiency ratio	56.1%	85.1%	68.9%
Core efficiency ratio (tax-equivalent basis)*	54.6%	58.4%	61.7%
Loans HFI to deposit ratio	85.7%	86.4%	89.2%
Noninterest-bearing deposits to total deposits	18.9%	20.3%	21.0%
Net interest margin (tax-equivalent basis)	3.50%	3.55%	3.46%
Yield on interest-earning assets	6.01%	6.20%	5.96%
Cost of interest-bearing liabilities	3.40%	3.63%	3.47%
Cost of total deposits	2.70%	2.83%	2.65%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.58%	1.65%	1.60%
Annualized net charge-offs (recoveries) as a percentage of average loans HFI	0.47%	0.03%	(0.04)%
Nonperforming loans HFI as a percentage of loans HFI	0.87%	0.96%	0.65%
Nonperforming assets as a percentage of total assets	0.93%	0.99%	0.69%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	11.9%	12.1%	11.5%
Tangible common equity to tangible assets*	10.2%	10.4%	9.74%
Tier 1 leverage	11.3%	11.5%	11.3%
Tier 1 risk-based capital	13.1%	13.0%	12.5%
Total risk-based capital	15.2%	15.1%	14.5%
Common equity Tier 1	12.8%	12.7%	12.2%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2024 Financial Supplement.
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